UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2008

GLOBAL ENERGY INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-28025	86-0951473

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

415 Madison Avenue, 15th Floor, New York, NY	10017

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 646-673-8435

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 24, 2008, Global Energy announced the appointment of Mr. Nissan Caspi and Mr. Amir Elbaz to its Board of Directors.

Additionally, Global Energy announced the resignation of Jos Neuhaus from its Board of Directors for personal reasons.

Nissan Caspi (CPA, MBA) is experienced in analysis and financing in the infrastructure sector and is the founder and Co-CEO of Eco Capital Ltd. which operates in the field of energy and related projects. Previously the CFO of Veolia Israel (formerly Vivendi), Mr. Caspi has also led the financial closing of one of the world’s largest sea water desalination projects – the VID Project, which produces approximately 100,000,000 cubic meters of fresh water per year. Mr. Caspi is the former Chairman of the Insurance Fund for Natural Risks in Agriculture (INFRA), an Israeli government-backed entity.  Previously, Mr. Caspi served as the head of the accounting department at the Hebrew University of Jerusalem. Mr. Caspi holds an MBA and BA degree in accounting and economics from the Hebrew University of Jerusalem and is certified as a CPA in Israel.

Amir Elbaz serves as the Executive Vice President & Chief Financial Officer of the Lithium Technology Corporation (LTC).  Mr. Elbaz has also worked as a director at Prime Capital Investments, BV, a Dutch venture, and as Vice President of Corporate Finance at Cornell Capital Partners, LP. A former financial analyst with the Economic Department in the Procurement Mission of the Israeli Ministry of Defense in New York City, Mr. Elbaz holds a BA degree in geography focusing on environmental studies from the University of Haifa, Israel, and an MBA in finance and investments from Bernard Baruch College, CUNY, New York.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL ENERGY INC. By: /s/ Asi Shalgi —————————————— Asi Shalgi President and Chief Executive Officer Date: September 24, 2008